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                                                                   EXHIBIT 10.39



                              EMPLOYMENT AGREEMENT

                  THIS AGREEMENT (the "Agreement") is made as of the ___ day of _________, 2001 (the "Agreement Date"), by and between Hayes Lemmerz International, Inc. (the "Company") and ___________________ (the "Executive").

                  WHEREAS, the Company desires to provide for the employment of the Executive on the terms and conditions set forth herein, in the best interest of the Company and its constituencies; and

                  WHEREAS, the Executive desires to be employed by the Company as provided herein; and

                  NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, the parties agree as follows:


                  1. Employment. The Company agrees to employ the Executive and the Executive agrees to be employed on a full-time basis by the Company for the period and upon the terms and conditions hereinafter set forth.

                  2. Term; Employment Period. The term of this Agreement (the "Term") shall be two years, commencing on _____________, 2001 (the "Effective Date"); provided, however, that commencing on the second day of the Term and each day thereafter, the Term shall automatically be extended for one additional day. The period during which the Executive is employed by the Company pursuant to this Agreement is referred to herein as the "Employment Period." The date on which the termination of the Executive's employment hereunder shall become effective is referred to herein as the "Termination Date." Press releases related to the Executive's commencement of employment hereunder shall be subject to reasonable review and approval by the Executive.

                  3. Position and Duties. During the Employment Period, the Executive shall serve as __________________________ of the Company and shall have such responsibilities, duties and authority as are customarily and ordinarily exercised by executives in similar positions in similar businesses in the United States and shall exercise such responsibilities, duties and authority consistent with the foregoing as the Company's Chief Executive Officer or the Company's Board of Directors (the "Board") shall determine from time to time. During the Employment Period, the Executive shall report to the Company's Chief Executive Officer. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and shall use his best efforts to carry out his responsibilities faithfully and efficiently in a professional manner. Notwithstanding the foregoing, it is understood that during the Employment Period, subject to any conflict of interest policies of the Company and Section 8, the Executive may (x) serve in any capacity with any civic, charitable, educational or professional organization provided that such service does not materially interfere with his duties and



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responsibilities hereunder and (y) make and manage personal investments of his choice, and with the prior consent of the Company's Chief Executive Officer, which shall not be unreasonably withheld, serve on the board of directors of one
(1) for-profit business enterprise.

                  4. Place of Performance. During the Employment Period, the Executive's place of performance of his services shall be at the Company's ____________________ (location), except for required travel by the Executive on the Company's business or as may be reasonably required by the Company.

                  5.       Compensation and Benefits.

                           (a)      Salary. During the Employment Period, the
Company shall pay to the Executive an initial annual base salary of _______________________ Thousand Dollars ($________) (as the same may be increased from time to time, the "Base Salary"), such salary to be paid in periodic installments in accordance with the Company's payroll practices as in effect from time to time. The Base Salary shall be reviewed annually by the compensation committee of the Board and may be increased from time to time in accordance with normal business practices of the Company and, if so increased, shall not thereafter be reduced.

                           (b)      Cash-Based Incentives. During the Employment
Period, the Executive shall be eligible to earn an annual bonus under the Company's Short-Term Incentive Plan, or a successor plan thereto, as in effect from time to time (the "Incentive Plan"), subject to achievement of performance goals determined in accordance with the terms of the Incentive Plan (such annual bonus, the "Annual Bonus"). Such performance goals shall include (i) a threshold level below which no Annual Bonus shall be paid, (ii) a normative level that is tied to the budget, which if obtained, would result in an Annual Bonus of sixty percent (60%) of the Base Salary and (iii) an upside level, which if obtained, would increase the Annual Bonus to a maximum of one hundred twenty percent (120%) of the Base Salary. Any Annual Bonus payable to the Executive for the Company's fiscal year ending January 31, 2002 will be on a pro rata basis based upon the number of months the Executive worked for the Company during such fiscal year. The Annual Bonus shall be payable in a cash lump sum at such time as bonuses are ordinarily paid in accordance with the terms of the Incentive Plan, but in no event later than 120 days after the end of each fiscal year of the Company. Except as otherwise specifically provided in this Agreement, the Executive shall only be eligible to receive the Annual Bonus if the Executive is employed by the Company through the last day of February in the year in which the Annual Bonus is to be paid.

                           (c)      Sign-On/Retention Bonus. Within one (1) day
after the Agreement Date, the Company shall pay the Executive a one-time sign-on/retention bonus of _________________ thousand dollars ($________) (the "Sign-on/Retention Bonus"), which will result in an after-tax payment to the Executive of $________ (the "After-Tax Retention Bonus Payment Amount"). The Sign-on/Retention Bonus is being paid on the condition that the Executive remains in the employ of the Company for a period of not less than three (3) years and, accordingly, the after-tax portion of the Sign-on/Retention Bonus shall be subject to the set-off and repayment provisions set forth in Section 6(f).






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                           (d)      Equity-Based Incentives.


                                    (i)     Initial Option Grant.  The Company
         shall, effective as of the Effective Date, grant to the Executive an option (the "Initial Option") pursuant to the Company's 1996 Stock Option Plan or otherwise (the "Option Plan") to purchase up to _____________________ thousand (________) shares of the Company's common stock, par value $0.01 per share ("Common Stock"). The Initial Option shall consist of the maximum number of incentive stock options as permitted by the Internal Revenue Code of 1986, as amended. The Initial Option shall be evidenced by an agreement containing such terms and conditions as the Board shall determine are necessary and desirable, consistent with the terms of the Option Plan; provided, however, that the Initial Option shall:

                                    (1)      have a per share exercise price
                  equal to the closing price of the Common Stock on the New York Stock Exchange ("NYSE") as of the Effective Date;

                                    (2)      become cumulatively vested and
                  exercisable with respect to twenty percent (20%) of the shares covered thereby on each of the first five anniversaries of the Effective Date;

                                    (3)      become fully vested and exercisable
                  with respect to one-hundred percent (100%) of the shares covered thereby upon the occurrence of a Change in Control (as defined below);

                                    (4)      upon a termination of employment
                  hereunder either by (w) death, pursuant to Section 6(b), (x) Disability, pursuant to Section 6(c), (y) the Company without Cause, pursuant to Section 6(e) or (z) the Executive for Good Reason, pursuant to Section 6(e), become vested with respect to:

                           - sixty percent (60%) of the shares covered thereby if such termination occurs during the one year period commencing on the first anniversary of the Effective Date,

                           - eighty percent (80%) of the shares covered thereby if such termination occurs during the one year period commencing on the second anniversary of the Effective Date and

                           - one hundred percent (100%) of the shares covered thereby if such termination occurs any time on or after the third anniversary of the Effective Date; and

                                    (5)      notwithstanding the vesting and
                  exercise period stated in such Initial Option or the Option Plan, the Executive shall have not less




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                  than a period expiring seven months following the Termination
                  Date to exercise such Initial Option.

         For purposes of this Agreement, a Change in Control shall be deemed to have occurred upon the first of the following to occur:

                                            (1)      any Person (within the
                  meaning of Section 3(a)(9) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), as modified and used in Sections 13(d) and 14(d) thereof), other than Joseph Littlejohn & Levy Fund II, L.P. (or any affiliate (within the meaning of Regulation D Rule 501(b) under the Securities Act of 1933, as amended (the "Securities Act")) thereof), TSG Capital Fund II, L.P. (or any affiliate thereof), or Canadian Imperial Bank of Commerce (or affiliate thereof) (such entitles, collectively, the "JLL Group"), is or becomes the "Beneficial Owner" (within the meaning of Rule 13d-3 under the Exchange Act) of fifty percent (50%) or more of either (1) the then-outstanding Common Stock or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors;


                                            (2)      the following individuals
                  cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

                                            (3)      there is consummated a
                  merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, provided, however, that it shall not be a Change in Control under this clause (C) if (i) directors appointed or nominated by the JLL Group or any constituent member thereof continue immediately following such transaction to constitute a majority of the Board and (ii) the JLL Group or any constituent member thereof continues immediately following such transaction to own securities representing at least thirty-five percent (35%) of the combined



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                  voting power of the securities of the Company or such
                  surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

                                            (4)      the stockholders of the
                  Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of its assets.

                                    (ii)    Additional Option Grants. Based upon
         the Executive's performance and annual review, the Executive shall be eligible during the Employment Period to receive additional stock option grants in such amounts and subject to such terms and conditions as the compensation committee of the Board shall determine in its sole discretion are necessary and desirable.

                                    (iii)   Antidilution. In addition to the
         antidilution provision contained in the Option Plan, in the event that during the employment period the Company shall issue shares of Common Stock in one transaction or a series of similar transaction in an amount exceeding five percent (5%) of the then outstanding shares of Common Stock, other than (i) as a result of stock split, stock dividend or similar transaction, (ii) upon the conversion of shares of Non-Voting Common Stock, par value $.01 per share, of the Company that are outstanding as of the Agreement Date, (iii) upon the exercise of warrants to purchase shares of Common Stock that are outstanding as of the Agreement Date or (iv) upon the exercise of employee stock options (each, an "Additional Issuance"), the Company shall grant to the Executive an option (the "Antidilution Option") pursuant to the Option Plan to purchase the number of shares of Common Stock necessary to cause the percentage of the outstanding shares of Common Stock subject to the Initial Option and the Antidilution Option to be equal to the percentage of the outstanding shares of Common Stock subject to the Initial Option immediately prior to such additional issuance of shares of Common Stock. The Antidilution Option shall be granted contemporaneously with the Additional Issuance, and the per share exercise price of the Additional Option shall be equal to the per share consideration received by the Company in such Additional Issuance, as determined by the Board.

                           (e)      Expenses. During the Employment Period, the
Company shall promptly reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with the business of the Company and the performance of his duties under this Agreement in accordance with the terms of the Company's policies as in effect from time to time.

                           (f)      Benefit Plans. During the Employment Period,
the Executive shall be entitled to participate in all of the employee benefit plans, programs, agreements and arrangements provided to senior executives of the Company, as such are in effect from time to time, on a basis no less favorable than that provided to such senior executives; provided, however, that health care insurance coverage shall commence the first day of the month


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following thirty (30) days after the Effective Date and the Company shall reimburse the Executive for all COBRA premiums paid by the Executive or medical costs actually incurred by the Executive or the Executive's dependents during the period commencing on the Effective Date and ending on the date health care coverage is made available to the Executive. In addition, for any welfare benefit provided by the Company such as short term disability benefits which depends upon the Executive's years of service in order to provide the maximum level of benefits coverage, the Executive shall be deemed to have the requisite years of service in order to receive the maximum level of benefits coverage.

                           (g)      Perquisites.  During the Employment Period,
the Executive shall be entitled to a Company car, membership in a country club selected by the Executive at the level determined by the Company's policy (including payment of an initiation fee as well as required dues and assessments), financial, tax and estate planning (up to a maximum of $5,000 per year), tax preparation, and an annual executive physical examination, each such perquisite to be paid or provided commensurate with his position and in accordance with the Company's policies as in effect on the Agreement Date. In addition, the Company shall pay the reasonable legal fees and expenses incurred by the Executive attendant to the review and preparation of this Agreement.

                           (h)      Vacations. During the Employment Period, the
Executive shall be entitled to vacation time, paid holidays and personal days, determined in accordance with the Company's policy with respect to its senior executives as in effect from time to time, it being understood that the Executive shall be entitled to two (2) weeks vacation in 2001 and not less than four weeks' vacation in any 12-month period during the Employment Period thereafter.

                           (i)      Relocation. The Executive shall be entitled
to the relocation benefits described on Attachment A hereto (and any subsequent enhancements thereto).

                  6.       Termination of Employment.

                           (a)      Accrued Benefits. In the event of the
termination of the Executive's employment hereunder for any reason, the Executive (or his estate or representative, as applicable) shall be entitled to receive any Base Salary, Annual Bonus, vacation time and expenses that have in each case accrued but are unpaid as of the Termination Date, vested options as well as any post-termination benefits to which he may be entitled pursuant to the Company's retirement, insurance and other benefit plans, programs and arrangements as in effect immediately prior to the Termination Date (the "Accrued Benefits").

                           (b)      Death. The Executive's employment hereunder
shall terminate as of the date of his death. Upon the termination of the Executive's employment hereunder because of his death, the Executive's estate or representative, as the case may be, shall be entitled to receive the Accrued Benefits and a lump sum payment in cash equal to (i) one year's Base Salary as in effect on the Termination Date and (ii) the product of (x) sixty percent (60%) of the Base Salary as in effect on the Termination Date, multiplied by a fraction (y) the numerator of which shall be the number of months (including fractions thereof) worked by the Executive during the Company's fiscal year in which the Termination Date occurs and (z) the denominator of which


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shall be the number 12 (such amount under this clause (ii), the "Pro Rata Annual
Bonus"). In addition, those immediate family members who were participating in the Company's medical benefit plan as of the date of the Executive's death shall continue to participate in the Company's medical benefit plan at active employee contribution rates for the one-year period immediately following the date of the Executive's death.

                           (c)      Disability. The Executive's employment
hereunder may be terminated during the Employment Period if the Executive is incapable of performing his principal duties hereunder because of physical or mental incapacity for a period of 45 consecutive working days or for more than 90 working days in any 12-month period ("Disability"). In the event that the Executive's employment is to be terminated pursuant to this Section 6(c), (i) this Agreement shall terminate on the date specified in the notice of termination delivered to the Executive (subject to Section 8(g) and Section 18),
(ii) the Executive shall as of such date resign from all of his positions, duties and authorities hereunder but shall continue to be paid his Base Salary and (iii) the Executive shall be placed on a medical leave of absence until the earlier to occur of such date as he (A) qualifies for benefits under the Company's long-term disability plan or (B) is able to return to work, following which date his employment with the Company shall promptly be terminated. In the case of a termination of the Executive's employment pursuant to this Section 6(c), for purposes of calculating benefits pursuant to clauses (B) and (C) of this Section 6(c), the Termination Date shall be the date upon which portions of this Agreement are terminated pursuant to the immediately preceding sentence and for all other purposes, the Termination Date shall be the date upon which the Executive's employment with the Company is terminated. In such event, the Executive (or his representative, as applicable) shall be entitled to: (A) the Accrued Benefits; (B) a lump sum payment in cash equal to one year's Base Salary as in effect on the Termination Date; (C) the Pro Rata Annual Bonus; and (D) the continuation of health and welfare benefits at the levels in effect as of the Termination Date at no additional cost to the Executive than that which was in effect as of the Termination Date for the one-year period immediately following the Termination Date; provided, however, that such benefits shall be reduced to the extent comparable benefits are made available to the Executive from a successor employer, and the Executive shall be obligated to report such benefits to the Company. It is acknowledged and agreed by the Executive that he shall be precluded from terminating his employment hereunder for Good Reason in the event that his employment hereunder is terminated pursuant to this Section 6(c).

                           (d)      For Cause; Without Good Reason. The
Executive's employment hereunder may be terminated during the Employment Period
(i) by the Company for Cause (as defined below) or (ii) by the Executive without Good Reason (as defined below). In the event that the Company terminates the Executive's employment hereunder for Cause, the Termination Date shall be the date specified in the notice of termination for Cause delivered by the Company to the Executive. In the event that the Executive terminates his employment hereunder without Good Reason, the Termination Date shall be no earlier than 30 days following the date on which a notice of termination is delivered by the Executive to the Company. In the event that the Executive's employment hereunder is terminated pursuant to this Section 6(d), the Executive shall be entitled to the Accrued Benefits.




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                         (e)     Without Cause; For Good Reason. The Executive's
employment hereunder may be terminated during the Employment Period (i) by the Company without Cause or (ii) by the Executive for Good Reason. In the event that the Executive's employment is terminated pursuant to this Section 6(e) (whether by the Company or by the Executive), the Termination Date shall be no earlier than 30 days following the date on which a notice of termination is delivered by one party to the other. In the event that the Executive's employment is terminated pursuant to this Section 6(e), the Executive (or his estate or representative, as the case may be) shall be entitled to receive (A) the Accrued Benefits; (B) a lump sum payment in cash equal to one year's Base Salary as in effect on the Termination Date; (C) the Pro Rata Annual Bonus; (D) the continuation of health and welfare benefits at the levels in effect as of the Termination Date at no additional cost to the Executive than that which was in effect as of the Termination Date for a period of one year; provided, that such benefits shall be reduced to the extent comparable benefits are made available to the Executive from a successor employer, and the Executive shall be obligated to report such benefits to the Company; (E) executive level career outplacement services by a mutually agreeable outplacement firm and paid for as incurred by the Company; and (D) the title to the Executive's Company vehicle.

                         (f)     Set-Off and Reimbursement of Sign-On/Retention
Bonus. Notwithstanding anything to the contrary contained herein, if the Executive does not commence employment with the Company on or before the Effective Date, (i) the full amount of the Sign-On/Retention Bonus shall be repaid by the Executive to the Company no later than three days after the Effective Date, and (ii) the Executive shall pay the Company's expenses (including reasonable attorney's fees and expenses) incurred in recovering the Sign-On/Retention Bonus from the Executive. In addition, notwithstanding anything to the Contrary contained herein, in the event that, during the initial three-year period of the Term, without taking into account any extensions thereof, the Executive's employment hereunder is terminated by (i) by the Company For Cause pursuant to Section 6(d) or by the Executive without Good Reason pursuant to Section 6(d), then and only then, the Company shall have the right to set-off the Repayment Amount (as defined below) against any payments due to the Executive hereunder and the Executive shall immediately repay to the Company the balance, if any, of the Repayment Amount that is not set-off by the Company pursuant to this Section 6(f). For purposes of this Agreement, the "Repayment Amount" shall equal the product of (i) the After-Tax Retention Payment Amount multiplied by (ii) a fraction (A) the numerator of which is the difference between 1,095 less the number of days the Executive has been employed by the Company and (B) the denominator of which is 1,095 (Repayment Amount = $__________ x (1,095 - numbers of day employed) / 1,095).


                           (g)      Definition of "Cause" and "Good Reason".

                           For purposes of this Agreement, "Cause" means: (i)
the willful failure of the Executive to perform his material duties with the Company which have been duly assigned to the Executive and which duties are commensurate with those of the position for which Executive is then employed, and which failure is not cured (if capable of cure) within 15 days after receipt of written notice of such failure, which notice identifies the manner in which the Executive has





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willfully failed to perform, (ii) the engaging by the Executive in willful conduct which is demonstrably injurious to the Company, monetarily or otherwise,
(iii) the conviction of the Executive of any crime or offense constituting a felony, or (iv) a failure by the Executive to comply with any material provision of this Agreement, which failure is not cured (if capable of cure) within 15 days after receipt of written notice of such non-compliance by the Executive. Termination of the Executive for Cause shall mean termination by action of at least a majority of the Company's Board of Directors, at a meeting duly called and held upon at least 15 days' written notice to the Executive specifying the particulars of the action or inaction alleged to constitute Cause and at which meeting the Executive and his counsel were entitled to be present and given adequate opportunity to be heard. For purposes of clauses (i) and (ii) of this definition, action or inaction by the Executive shall not be considered "willful" unless done or omitted by him (A) intentionally or not in good faith and (B) without reasonable belief that his action or inaction was in the best interest of the Company, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness.

                           For purposes of this Agreement, "Good Reason" means:
(i) a material adverse alteration in the nature or status of the Executive's position, duties, responsibilities or authority from those in effect as of the Effective Date; (ii) a material reduction in the Executive's Base Salary or level of employee benefits (other than across-the-board reductions applied similarly to all of the Company's senior executives occurring after the second anniversary of the Effective Date); (iii) failure to pay or provide any of the compensation set forth in this Agreement (except for an across-the-board deferral of compensation applied similarly to all of the Company's senior executives occurring after the second anniversary of the Effective Date) which is not cured within 15 days after receipt by the Company of written notice thereof; (iv) the relocation of the Executive's principal place of employment more than 30 miles from its location as of the Effective Date except for required travel on the Company's business; (v) assignment of duties or responsibilities to the Executive which are materially inconsistent with the provisions of this Agreement; or (vi) a failure by the Company to comply with any material provision of this Agreement, which failure is not cured (if capable of cure) within 15 days after receipt of written notice of such non-compliance by the Company.

                           (h)      Change in Control Severance Provisions. The
provisions set forth in Attachment B hereto are hereby incorporated into this Agreement. The Executive hereby acknowledges that in the event he becomes entitled to the payment set forth in Section 6.1(A) of Attachment B hereto, that such payment will be in lieu of any other payments to be made pursuant to the terms of this Agreement.

                           (i)      Release Agreement. Notwithstanding anything
to the contrary contained in this Section 6, the Executive shall be required to execute the Company's then current standard release agreement as a condition to receiving any of the payments and benefits provided for in this Section 6 or Attachment B. It is acknowledged and agreed that the then current standard release agreement shall be a mutual release and shall not diminish or terminate Executive's rights under this Agreement including, but not limited to, those delineated in Sections 6(j), 7 and 16 herein.



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


                           (j)      No Mitigation. Upon termination of the
Executive's employment with the Company, subject to the Executive's affirmative obligations pursuant to Section 6(c) and 6(e), the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement.

                  7. Directors' and Officers' Insurance; Indemnification. In addition to any rights to indemnification to which the Executive is entitled under the Company's Restated Certificate of Incorporation and Bylaws, the Company shall indemnify the Executive at all times during and after the Employment Period to the maximum extent permitted under the Delaware Business Corporation Act or any successor provision thereof, and any and all applicable state law, and shall pay the Executive's expenses (including reasonable attorneys' fees and expenses, which shall be paid in advance by the Company as incurred, subject to recoupment in accordance with applicable law) in defending any civil action, suit or proceeding in advance of the final disposition of such action, suit or proceeding to the maximum extent permitted under such applicable state laws for the Executive's action or inaction on behalf of the Company under the terms of this Agreement including but not limited to any acts or alleged acts arising out of events prior to the Executive's employment by the Company which obligation shall survive the termination of the Executive's employment or the termination of the other provisions of this Agreement.

                  8. Confidential Information; Removal of Documents; Non-Competition; etc. For purposes of this Section 8, "Company" shall mean the Company, its subsidiaries and affiliates.

                 (a) Confidentiality. Except as otherwise provided in this Agreement, at all times during and after the Employment Term, the Executive shall keep secret and retain in strictest confidence, any and all Confidential Information (as defined below) relating to the Company, and shall use such Confidential Information only in furtherance of the performance by the Executive of the Executive's duties to the Company and not for personal benefit or the benefit of any interest adverse to the Company's interests. For purposes of this Agreement, "Confidential Information" shall mean any information including without limitation plans, specifications, models, samples, data, customer lists and customer information, computer programs and documentation, and other technical and/or business information, in whatever form, tangible or intangible, that can be communicated by whatever means available at such time, that relates to the Company's current Business or future business contemplated during the Employment Period, products, services and development, or information received from others that the Company is obligated to treat as confidential or proprietary; provided, however, that such Confidential Information shall not include any information that (i) has become generally available to the public other than as a result of a disclosure by the Executive, or (ii) was available to or became known to the Executive prior to the disclosure of such information on a non-confidential basis without breach of any duty of confidentiality from any party to the Company, and the Executive shall not disclose such Confidential Information to any person or entity other than the Company, except as may be required by law or court or administrative order (in which event the Executive shall so notify the Company as promptly as practicable). Upon termination of the Executive's employment hereunder for any reason, the Executive shall return to the Company all copies,



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
reproductions and summaries of Confidential Information in the Executive's possession and erase the same from all media in the Executive's possession, and, if the Company so requests, shall certify in writing that the Executive has done so. All Confidential Information is and shall remain the property of the Company (or, in the case of information that the Company receives from a third party which it is obligated to treat as confidential, then the property of such third party).

                           (b)      Non-Competition.

                                    (i)     During the Employment Period, the
         Executive shall not engage in Competition (as defined below) with the Company. For purposes of this Agreement, "Competition" by the Executive shall mean the Executive's engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting the Executive's name to be used in connection with the activities of any other business or organization anywhere which competes, directly or indirectly, with the Business of the Company as the same shall be constituted at the Termination Date or which, during the six-month period prior to the Executive's termination, the Company had made substantial plans with the intention of establishing operations.

                                    (ii)    For the one year period commencing
         on the Termination Date, the Executive shall not engage in Competition with the Company in any locality or region in which the Company had operations at the time of, or within six months prior to, the Executive's termination, or in which, during the six-month period prior to the Executive's termination, the Company had made substantial plans with the intention of establishing operations in such locality or region; provided, however, that it shall not be a violation of this sub-paragraph or the sub-paragraph hereinabove for the Executive to be or become the registered or beneficial owner of up to three percent (3%) of any class of the capital stock of a competing corporation registered under the Exchange Act, provided that the Executive does not actively participate in the business of such corporation until such time as this covenant expires.

                           (c)      Non-Solicitation. For the one year period
commencing on the Termination Date, the Executive agrees that the Executive shall not, directly or indirectly, for the Executive's benefit or for the benefit of any other person, firm or entity, engage any of the following conduct:

                                    (i)      solicit from any customer doing
         business with the Company as of the Termination Date, business of the same or of a similar nature to the business of the Company with such customer;

                                    (ii)     solicit from any known potential
         customer of the Company business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within six months prior to the Executive's termination;

                                    (iii)   solicit the employment or services
         of, or hire, any person who was known to be employed by or was a known consultant to the Company upon the termination of the Executive's employment, or within six months prior thereto; or

                                    (iv)    otherwise interfere with the
         business or accounts of the Company.

                           (d)      Intellectual Property. All Intellectual
Property (as defined below) and Technology (as defined below) created, developed, obtained or conceived of by the Executive during the Employment Period, and all business opportunities presented to the Executive during the Employment Period, shall be owned by and belong exclusively to the Company, provided that they reasonably relate to the Business, and the Executive shall
(i) promptly disclose any such Intellectual Property, Technology or business opportunity to the Company, and (ii) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such Intellectual Property, Technology or business opportunity. For purposes of this Agreement, (A) the term "Intellectual Property" means and includes any and all trademarks, trade names, service marks, service names, patents, copyrights, and applications therefor, and (B) the term "Technology" means and includes any and all trade secrets, proprietary information, invention, discoveries, know-how, formulae, processes and procedures.

                           (e)      The Executive acknowledges that the services
to be rendered by the Executive to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by the Executive of any of the provisions contained in this Section 8 shall cause the Company irreparable injury. The Executive therefore agrees that the Company shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining the Executive from any such violation or threatened violations.

                           (f)      The Executive further acknowledges and
agrees that due to the uniqueness of the Executive's services and confidential nature of the information the Executive shall possess, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of the Company.

                           (g)      Continuing Operation. Any termination of the
Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 8.

                  9. Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

                  10. Notices. All communications, requests, consents and other notices provided for in this Agreement shall be in writing and shall be deemed give if delivered by hand or mailed by first class mail, postage prepaid, to the last known address of the recipient.

                  11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its conflicts of laws provisions.

                  12. Assignment. Neither this Agreement nor any rights or duties hereunder may be assigned by the Executive without the prior written consent of the Company. The Company shall have the right at any time to assign this Agreement to its successors and assigns; provided, however, that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee expressly assumes all of the obligations, duties and liabilities of the Company set forth in this Agreement.

                  13. Amendments. No provisions of this Agreement shall be altered, amended, revoked or waived except by an instrument in writing, signed by each party to this Agreement.

                  14. Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

                  15. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constituted one and the same instrument.

                  16. Arbitration. Any dispute, controversy or question arising under, out of, or relating to this Agreement (or the breach thereof), or, the Executive's employment with the Company or termination thereof, shall be referred for arbitration in the State of Michigan to a neutral arbitrator selected by the Executive and the Company and this shall be the exclusive and sole means for resolving such dispute. Such arbitration shall be conducted in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association. The arbitrator shall have the discretion to award reasonable attorneys' fees, costs and expenses to the prevailing party. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

                  17. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior understandings, agreements or representations by or between the parties, whether written or oral, which relate in any way to the subject matter hereof.

                  18. Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.

                  19. Waiver. Except as provided herein, the waiver by either party of the other party's prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

                  20. Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

                  21. Construction. The parties acknowledge that this Agreement is the result of arm's-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                   By:_____________________________



                                   HAYES LEMMERZ INTERNATIONAL, INC.


                                   By:_____________________________
                                   Name:  Curtis J. Clawson
                                   Title: President and Chief Executive Officer

                                                                    Attachment A

                        SUMMARY OF RELOCATION PROVISIONS

In principle, the Company will arrange and/or reimburse the cost of the following items arising from your relocation area to the Northville/Detroit area.

         1. The Company will arrange transportation of personal and household effects to include packing, unpacking, transportation, insurance, storage, etc. Excluded from this provision would be unusual personal items such as boats, travel trailers, etc. CONTACT JIM MULLINS IN NORTHVILLE, MI AT (734) 737-5195 TO ARRANGE YOUR MOVE.

         2. The Company will reimburse expenses in the event of having to be in temporary accommodations for a period of up to ninety (90) days, if necessary.

         3. One (1) round trip extended three (3) day weekend to your place of residence every third week during the above described temporary living period.

         4. You will be reimbursed for up to 2 three-day house hunting trips for your spouse.

         5. Providing you currently own or are buying your principle residence, in the event you sell your current residence, the Company will reimburse you for normal closing cost expenses, real estate commission, and legal fees, but excluding points. AT THE TIME YOU ARE LISTING YOUR PROPERTY AND PRIOR TO CONTACTING REALTORS, PLEASE CONTACT TOM NOTEMAN (ALSO IN NORTHVILLE) AT 734-737-5170. He will provide you with information regarding marketing assistance of the sale of your residence.

         6. Provided that you currently own or are buying your current principle residence, should you elect to purchase a home at your new location during your first year of employment, the Company will reimburse you for most closing cost related expenses, but excluding, in most cases, mortgage origination fees and points.

         7. Should you purchase a home in the Northville/Detroit area during your first year of employment, payment of the equivalent of one-month's base salary for incidental expenses incurred in connection with relocation will be issued by the Company. You will not be required to submit receipts. This allowance is paid in lump sum at the time you relocate your principle residence to the new work location. This incidental expense allowance will be treated as ordinary income and not grossed up.

         8. Home warranties and repairs to either residence required for loan approvals are not included.

         9. The Company will "gross up" the taxable portion of your relocation costs according to the Company's formula (except as indicated in item 7 above).

         10. You will be eligible to receive the benefits under the Company's Home Purchase Program which is currently being established that will provide a buy-out after 120 days.

                                                                    Attachment B

                               SEVERANCE AGREEMENT


         1. Defined Terms. Unless otherwise defined in this Attachment B, the terms that are defined in the Employment Agreement (the "Employment Agreement") shall have the same meanings when used herein as that are ascribed to such terms in the Employment Agreement.

         2. Term of Agreement. The Term of this Agreement shall commence on the Effective Date hereof and shall continue in effect through the third anniversary thereof; provided, however, that commencing on the first anniversary of the Effective Date and each anniversary thereafter (each such date a "Renewal Date"), the Term shall automatically be extended for one additional year unless, on or prior to such Renewal Date, the Company or the Executive shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than twenty-four (24) months beyond the month in which such Change in Control occurred.

         3. Immediate Effect of Change in Control. Promptly following a Change in Control, the Executive shall be entitled to the immediate payment of all unpaid compensation amounts (including the pro rata bonus payment for the current fiscal year under any bonus plan for which he is eligible ("Pro-rata Bonus") and all unpaid bonuses with respect to any prior fiscal year) with respect to the Executive's employment. For purposes of this Section 3, Pro-rata Bonus shall be an amount equal to the product of (1) the product of (x) the Executive's base salary as in effect immediately prior to the Change in Control and (y) the greater of (A) the Executive's normative bonus percentage for the fiscal year in which the Change in Control occurs and (B) the Executive's estimated bonus percentage calculated in good faith by the Company's Finance Department determined by projecting performance through the end of the fiscal year in which the Change in Control occurs and (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Change in Control occurs through the date of the Change in Control, and the denominator of which is 365. The Pro-rata Bonus paid shall be subtracted from the amount otherwise due the Executive as a bonus for the fiscal year in which the Change in Control occurs, but such Pro-rata Bonus becomes a vested benefit upon a Change in Control and in no event shall the Executive have to repay all or any portion of the Pro-rata Bonus.

         4. Company's Covenants Summarized. In order to induce the Executive to remain in the employ of the Company, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. Except as provided in Section 9.1 hereof, no Severance Payments shall be payable under this Agreement unless there shall have been (or, under the terms of the second sentence of Section 6.1 hereof, there shall be deemed to have been) a termination of the Executive's employment with the Company on or following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

         5.  Compensation Other Than Severance Payments.

         5.1 Following a Change in Control and during the Term, during any period that the Executive fails to perform the Executive's full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive's full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement (other than the Company's short- or long-term disability plan, as applicable, to the extent such benefits would be duplicative and their nonpayment would not prejudice Executive's future entitlement to benefits) maintained by the Company during such period, until the Executive's employment is terminated by the Company for Disability.

         5.2 If the Executive's employment shall be terminated for any reason on or following a Change in Control and during the Term, the Company shall pay the Executive's full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason (including all unpaid bonuses with respect to any prior fiscal year). In addition, if the Executive's employment is terminated on or following a Change in Control and during the Term, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then the Company shall pay Executive an amount equal to the product of (1) the product of (x) the Executive's base salary as in effect immediately prior to the Date of Termination, or, if higher, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason (the greater of such amounts, the "Base Salary") and (y) the Executive's normative bonus percentage for the year in which the Date of Termination occurs, or if higher, the normative bonus percentage for the fiscal year in which the Change in Control occurs or the normative bonus percentage in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason (the greatest of such percentages, the "Bonus Percentage") and (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the date of the Date of Termination, and the denominator of which is 365; it being understood that, if the Date of Termination is in the same fiscal year as the Change in Control, the Pro-rata Bonus calculated pursuant to Section 3 shall be subtracted from the amount payable pursuant to this sentence of Section 5.2 but shall not reduce the amount payable below zero.

         5.3 If the Executive's employment shall be terminated for any reason on or following a Change in Control and during the Term, the Company shall pay to the Executive the Executive's normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the

Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

         6.  Severance Payments.

         6.1 If the Executive's employment is terminated on or following a Change in Control and during the Term, other than (A) by the Company for Cause,
(B) by reason of death or Disability, or (C) by the Executive without Good Reason, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 ("Severance Payments") and
Section 6.2, in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof or otherwise (except as provided herein). For purposes of this Agreement, the Executive's employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason, if (i) the Executive's employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a Person who enters into an agreement with the Company the consummation of which would constitute a Change in Control, (ii) the Executive terminates his employment for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or
(iii) the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control ever occurs).

         (A) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive (whether pursuant to any employment agreement, plan, policy or otherwise), the Company shall pay to the Executive a lump sum severance payment, in cash, equal to two times the sum of (i) the Base Salary and (ii) the product of (x) the Base Salary and (y) the Bonus Percentage.

         (B) For the twenty-four (24) month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents life, disability, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to the Executive than the cost to the Executive immediately prior to such date or occurrence; provided, however, that, unless the Executive consents to a different method (after taking into account the effect of such method on the calculation of "parachute payments" pursuant to Section 6.2 hereof), such health insurance benefits shall be provided through a third-party insurer. Benefits otherwise receivable by the Executive pursuant to this Section
6.1 (B) shall be reduced to the extent benefits of the same type are received by or made available to the Executive by another Employer of the Executive during the twenty-four (24) month period following the Executive's termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason.

         (C)      For purposes of COBRA health benefit continuation under
section 4980B of the Code, the cessation of benefits pursuant to Section 6.1(B) shall be treated as though such cessation is the "qualifying event" under section 4980B(f)(3) of the Code for purposes of determining the period of coverage.

         (D) The Company shall pay to the Executive a lump sum amount equal to one hundred thousand dollars ($100,000).

         (E) The Company shall, at its sole expense as incurred, provide Executive with "key executive level" outplacement services at a cost of no more than fifteen percent (15%) of the sum of (1) Base Salary and (2) the Bonus Percentage multiplied by Base Salary.

         6.2 (A) Whether or not the Executive becomes entitled to the Severance Payments, if any of the payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the Excise Tax, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and any penalties, interest or fees incurred by the Executive as a result of any payment under Section 6.2 being made later than five business days prior to the due date of the excise tax with respect to which it is paid and any Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

                  (B) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax,
(i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence or the Executive's place of business, whichever is higher, on the Date of Termination (or if there is not yet a Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 6.2), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                  (C) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (including that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the amount to be repaid to the Company has been paid to any tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed the interest received or credited to Executive by such tax authority. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (including any interest, penalties or additions payable by the Executive with respect to such excess and the Gross-Up Payment attributable to the Excise Tax and federal, state, and local income and employment taxes imposed on the Gross-Up Payment being made to the Executive) within five (5) business days following the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

         6.3 The payments provided in subsections (A), of Section 6.1 hereof and in Section 6.2 hereof shall be made not later than the fifth day following the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-up Payment is calculated for purposes of Section 6.2 hereof); provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company or, in the case of payments under Section 6.2 hereof, in accordance with Section 6.2 hereof, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the
Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the

Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code).

         6.4 The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

         7. Termination Procedures and Compensation During Dispute.


         7.1 Notice of Termination. After a Change in Control and during the Term, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10 of the Employment Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

         7.2 Date of Termination. "Date of Termination," with respect to any purported termination of the Executive's employment after a Change in Control and during the Term, shall mean (i) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and (ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

         7.3 Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (i) the date prior to the date on which the Term ends or
(ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party providing notice pursues the resolution of such dispute with reasonable diligence.

         7.4 Compensation During Dispute. If a purported termination occurs on or following a Change in Control and during the Term and the Date of Termination is extended in accordance with Section 7.3 hereof, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given or, if higher, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason (including, but not limited to, Base Salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with Section 7.3 hereof. Amounts paid under this Section 7.4 are in addition to all other amounts due under this Agreement (other than those due under the first sentence of Section
5.2 hereof) and shall not be offset against or reduce any other amounts due under this Agreement.

         8. No Mitigation. The Company agrees that, if the Executive's employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement (other than Section 6.1(B) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

         9. Successors; Binding Agreement.

         9.1 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Company will require any ultimate parent entity, as defined in 16 C.F.R. 8801,1(a)(3), of any Person who acquires 90% of the outstanding shares of common stock of the Company or the outstanding voting securities of the Company entitled to vote generally in the election of directors (including through a merger in which the Company does not survive or as a result of which the Company becomes a subsidiary of another Person or a consolidation involving the Company and another Person) to assume and agree in writing to perform as a joint and several obligor of the Company (including any successor to the Company), this Agreement in the same manner and to the same extent as the Company. Failure of the Company to obtain such assumption and agreement in writing from a successor or its parent as described in the preceding sentences after notice and a reasonable cure period (not to exceed ten days from the date such notice is received) shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

         9.2 This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

         10. Insurance and Indemnification. From and after a Change in Control, including after the termination of Executive's employment, the Company shall indemnify, defend and hold the Executive harmless from and against any and all expenses, liabilities, damages, costs, judgments, penalties, fines and amounts paid in settlement, incurred in good faith by Executive in connection with any proceeding involving Executive by reason of Executive's being or having been an officer, director, employee or agent of the Company (or any affiliate of the Company) to the fullest extent permitted by law, whether or not Executive is, or is threatened to be made, a party to any threatened, pending, or completed proceeding, and whether or not Executive is successful in such proceeding. In addition, upon receipt from Executive of (i) a written request for an advancement of reasonable expenses which Executive reasonably believes will be subject to indemnification hereunder and (ii) a written undertaking by Executive to repay any such amounts if it shall ultimately be determined that the Executive is not entitled to indemnification under this Agreement or otherwise, the Company shall advance such expenses to Executive or pay such expenses for Executive, all in advance of the final disposition of any such matter. From and after a Change in Control, including after the termination of Executive's employment hereunder, Executive shall have coverage under a director's and officer's liability insurance policy in amounts no less than, and on terms no less favorable than those, provided to senior executive officers of the Company from time to time.

         11. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

         (A) "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

         (B) "Agreement" shall mean this Attachment B to the Employment
Agreement.

         (B) "Auditor" shall have the meaning set forth in Section 6.2 hereof.

         (C) "Base Amount" shall have the meaning set forth in section 280G(b)(3) of the Code.

         (D) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         (E) "Company" shall mean Hayes Lemmerz International, Inc. and, except in determining under Section 15(G) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         (F) "Excise Tax" shall mean any excise tax imposed under section 4999 of the Code or any similar state or local tax or any interest or penalties incurred by Executive with respect to such excise tax.

         (G) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) including a "group" within the meaning of Section 13(d)(3) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

         (H) "Retirement" shall be deemed the reason for the termination by the Executive of the Executive's employment if such employment is terminated in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees.






























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